Exhibit 6.7

______

MEMORANDUM OF UNDERSTANDING

BETWEEN

GLOBAL HOLDING COMPANIES USA, INC.

AND

ADVANCE GREEN ENERGY, INC.

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Dated APRIL 18, 2018

MEMORANDUM OF UNDERSTANDING, (M.O.U.) dated April 18, 2018, by and between the Global Holding Companies USA, Inc. furthermore in this M.O.U. will be known as (GHC) and Advance Green Energy, Inc., furthermore in this M.O.U. will be known as (AGE) each individually referred to as a “Party” and together as the “Parties.”

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WHEREAS, AGE will provide FUTT-13™, FUTT-14™ and FUTT-15™ to GHC for treatment of Diesel Fuel, Heavy Fuel Oil and coal for the country of South Africa.

WHEREAS, AGE will provide treated coal to GHC for the use in power plants and other industrial uses in South Africa.

WHEREAS, the Parties wish to set forth a non-binding memorandum to record their initial understandings to facilitate the consummation of a binding agreement,

NOW, THEREFORE, the Parties declare as follows:

Section 1. Purpose. This non-binding Memorandum of Understanding will be used to set the terms for a final agreement between the GHC and AGE.

Section 2. Activities. The Parties intend that the above goals will be accomplished by undertaking the following activities:

The Parties will reasonably agree to adjust the terms of the payment to GHC to reflect increases or decreases of tonnage of coal provided by AGE.

The Parties agree that a commission will be paid by AGE to GHC in the amount of 30% of the Net Profit of the transaction.

Section 3. Funding. This is Memorandum of Understanding is not a commitment of funds.

Section 4. Counterparts. This Memorandum of Understanding may be executed in any number of counterparts and each counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute as one agreement.

Section 5. U.S. Foreign Corrupt Practices Act. Both Parties desire to strictly abide by the United States Foreign Corrupt Practice Act of 1977 and any final agreement will be structured to comply with this law.

Section 6. Formal Agreement. The Parties will use their best efforts to expeditiously negotiate the terms and conditions of an Agreement to formalize this Memorandum of Understanding and undertake the necessary steps of finalizing, executing and consummating the proposed transaction.

Section 7. Trade Secrets. The Parties hereby agree and stipulate that any confidential information of the Parties shall be deemed a "trade secret" as that term is defined under the Economic Espionage Act of 1996 (the "Act"), and further agree and stipulate that the Parties by this Memorandum of Understanding have taken all reasonable steps under the Act to keep such information secret.

Section 8. Conduct of Business. Except as set forth in this Memorandum of Understanding, the parties will Continue to conduct any of their existing business in their normal and ordinary course.

Section 9. Permits, Licenses and Approvals. The Parties will use their best efforts to the acquiring the permits, licenses and other approvals necessary for the development of the contemplated projects in a reasonable time.

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Section 10. Indemnification. The Parties agree to, and shall, indemnify, hold harmless and protect the other Party and its affiliates.

Section 11. Amendments in Writing. No amendment or addition to this Memorandum of Understanding shall be effective unless agreed to in writing by the Parties. All amendments or additions will be executed in the form of an Addendum to this Memorandum of Understanding constituting an integral part thereof.

Section 12. Further Assurances. The Parties will execute such further documents and action necessary or appropriate to carry out the purposes of this Memorandum of Understanding.

Section 13. Notices. All notices or requests in connection with this Memorandum of Understanding shall be in writing. Such notices may be sent by verified facsimile transmission followed by registered or certified mail, or by registered or certified mail to the following addresses:

Global Holding Companies USA, Inc.

President: Rudolph M. Dahl

2665 Vincentia Road

Palm Springs, CA 92262

Advance Green Energy, Inc.

President: Peter M. Barbee

523 Highway 41 South

Inverness, FL 34450

with a copy to:

John E. Lux, Esq.

1629 K Street, Suite 300

Washington. DC 20006

Phone: 240-200-4529

Fax: 727-474-9810

Section 14. Jurisdiction. This Memorandum of Understanding shall be subject to and governed by United States law in the County of Hernando Florida.

Section 15. Integration. This Memorandum of Understanding replaces all written or oral prior agreements about the subject matter between the Parties.

Section 16. Duration. This Memorandum of Understanding is at-will and may be modified by mutual consent of authorized officials from each Party. This Memorandum of Understanding shall become effective upon signature by the authorized officials of the Parties and will remain in effect until modified or terminated by either Party.

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IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have signed this Memorandum of Understanding on the day and the date written below.

Date:

/s/ Rudolph M. Dahl

Global Holding Companies USA, Inc.

President: Rudolph M. Dahl

Date: April 18, 2018

/s/ Peter M. Barbee

Advance Green Energy, Inc.

President: P. M. Barbee

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